Exhibit 99.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO SECTION 111(b)(4) OF THE EMERGENCY ECONOMIC

STABILIZATION ACT OF 2008 (“EESA”)

I, W. Allen Custard III, certify in my capacity as Chief Financial Officer of PlainsCapital Corporation, based on my knowledge, that:

1.

The Compensation Committee of PlainsCapital Corporation (the “Compensation Committee”) has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on September 14, 2009 and ending December 31, 2009 (the “applicable period”), the senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to PlainsCapital Corporation;

2.

The Compensation Committee has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of PlainsCapital Corporation, and during that same applicable period has identified any features of the employee compensation plans that pose risks to PlainsCapital Corporation and has limited those features to ensure that PlainsCapital Corporation is not unnecessarily exposed to risks;

3.

The Compensation Committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of PlainsCapital Corporation to enhance the compensation of an employee, and has limited any such features;

4.	The Compensation Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (1) and (3) above;

5.	The Compensation Committee will provide a narrative description of how it limited during the applicable period the features in:

a.	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of PlainsCapital Corporation;

b.	Employee compensation plans that unnecessarily expose PlainsCapital Corporation to risks; and

c.	Employee compensation plans that could encourage the manipulation of reported earnings of PlainsCapital Corporation to enhance the compensation of an employee;

6.	PlainsCapital Corporation has required that bonus payments, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), of the SEOs and the twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

7.

PlainsCapital Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the period beginning on June 15, 2009 and ending December 31, 2009;

8.

PlainsCapital Corporation has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009 and ending December 31, 2009;

9.

The Board of Directors of PlainsCapital Corporation has established an Excessive or Luxury Expenditures Policy, as defined in the regulations and guidance established under Section 111 of EESA, by September 14, 2009; this Policy has been provided to Treasury and PlainsCapital Corporation’s primary regulatory agency; PlainsCapital Corporation and its employees have complied with this Policy during the applicable period; and any expenses that, pursuant to this Policy, required approval of the Board of Directors, a committee of the Board of Directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

10.

PlainsCapital Corporation will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period beginning on June 15, 2009 and ending December 31, 2009;

11.

PlainsCapital Corporation will disclose the amount, nature, and justification for the offering during the period beginning on June 15, 2009 and ending December 31, 2009 of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (8);

12.

PlainsCapital Corporation will disclose whether PlainsCapital Corporation, the Board of Directors of PlainsCapital Corporation, or the Compensation Committee has engaged during the period beginning on June 15, 2009 and ending December 31, 2009 a compensation consultant, and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

13.	PlainsCapital Corporation has prohibited the payment of any gross-up, as defined in the regulations and guidance established under Section 111 of EESA, to the

SEOs and the next twenty most highly compensated employees during the period beginning on June 15, 2009 and ending December 31, 2009;

14.

PlainsCapital Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between PlainsCapital Corporation and Treasury, including any amendments;

15.

PlainsCapital Corporation has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

16.	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both (see, for example, 18 USC 1001).

Date: March 26, 2010

By:	/s/ Allen Custard
Name:	Allen Custard
Title:	Executive Vice President and Chief Financial Officer PlainsCapital Corporation